Exhibit 10.1

AMERICAN INTERNATIONAL GROUP, INC.

LONG TERM INCENTIVE PLAN

1.	PURPOSE; DEFINITIONS

This American International Group, Inc. Long Term Incentive Plan (this “Plan”) is designed to provide selected officers and key employees of American International Group, Inc. (“AIG” and together with its consolidated subsidiaries, determined in accordance with U.S. generally accepted accounting principles, the “Company”) with incentives to contribute to the long-term performance of AIG in a manner that appropriately balances risk and rewards.

Awards under this Plan are issued under the American International Group, Inc. 2013 Omnibus Incentive Plan (as amended from time to time or any successor stock incentive plan, the “Omnibus Plan”), the terms of which are incorporated in this Plan. Capitalized terms used in this Plan but not otherwise defined in this Plan or in the attached Glossary of Terms in Annex A have the meaning ascribed to them in the Omnibus Plan.

2.	PERFORMANCE PERIOD

Awards (as defined below) will be earned over a three-year performance period (a “Performance Period”), unless the Compensation and Management Resources Committee of the Board of Directors of AIG (including any successor, the “Committee”) determines a different period is appropriate for some or all Participants as set forth in the applicable award agreement.

3.	AWARDS AND PARTICIPANTS

A. Awards. Awards issued under this Plan (“Awards”) may consist of performance share units (“PSUs”), providing holders with the opportunity to earn shares of Common Stock (“Shares”) based on achievement of performance criteria during the Performance Period, restricted stock units (“RSUs”), providing holders with the opportunity to earn Shares based on continued Employment throughout the Performance Period, or a combination of PSUs and RSUs, as the Committee may determine from time to time. PSUs and RSUs will be subject to the terms and conditions of this Plan and the Omnibus Plan and will be issued only to the extent permissible under relevant laws, regulatory restrictions and agreements applicable to the Company. In addition to the preceding, the Committee may establish another form of Award to the extent it determines appropriate for some or all Participants (as defined below).

B. Participants. The Committee will from time to time determine (1) the officers and key employees of the Company who will receive Awards (the “Participants”) and (2) the number and type of Awards issued to each Participant. No Award to a Participant shall in any way obligate the Committee to (or imply that the Committee will) provide a similar Award (or any Award) to the Participant in the future.

C. Status of PSUs and RSUs. Each PSU and RSU constitutes an unfunded and unsecured promise of AIG to deliver (or cause to be delivered) one Share (or, at the election of AIG, cash equal to the Fair Market Value thereof) as provided in Section 5.B. Until such delivery, a holder of PSUs or RSUs will have only the rights of a general unsecured creditor and no rights as a shareholder of AIG.

D. Award Agreements. Each Award granted under the Plan shall be evidenced by an award agreement that shall contain such provisions and conditions as the Committee deems appropriate; provided that, except as otherwise expressly provided in an award agreement, if there is any conflict between any provision of this Plan and an award agreement, the provisions of this Plan shall govern. By accepting an Award pursuant to this Plan, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of this Plan, the Omnibus Plan and the applicable award agreement. Awards shall be accepted by a Participant signing the applicable award agreement, and returning it to the Company. Failure by a Participant to do so within 90 days from the date of the award agreement shall give the Company the right to rescind the Award.

4.	PERFORMANCE MEASURES; EARNED PSUS

A. Target PSUs. For an Award of PSUs, a Participant’s award agreement will set forth a target number of PSUs as determined by the Committee (the “Target PSUs”).

B. Performance Measures. The number of PSUs earned for any Performance Period will be based on one or more performance measures established by the Committee in its sole discretion with respect to such Performance Period (collectively, the “Performance Measures”). For each Performance Measure with respect to a Performance Period, the Committee will establish a Threshold, Target and Maximum achievement level and the weighting afforded to each such Performance Measure. The Committee may also establish gating metrics that must be satisfied before Performance Measures are applied to assess the number of PSUs that are earned.

C. Performance Results. At the end of the Performance Period, the Committee will assess performance against each Performance Measure and determine the Earned Percentage (as detailed below) for each such Performance Measure as follows, subject to the terms and conditions of this Plan and unless determined otherwise by the Committee:

Performance	Earned Percentage

Performance less than Threshold	0%

Performance at Threshold	50%

Performance at Target	100%

Performance at or above Maximum	200%

The Earned Percentage for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis, unless determined otherwise by the Committee.

D. Earned PSUs. The number of PSUs earned for the Performance Period (the “Earned PSUs”) will equal the sum of the PSUs earned for each Performance Measure, calculated as follows, unless determined otherwise by the Committee:

PSUs earned for a Performance Measure	=	Target PSUs	x	Earned Percentage	x	Weighting of Performance Measure

For the avoidance of doubt, the Committee retains discretion to reduce any Earned PSU Award to zero.

5.	VESTING AND DELIVERY

A. Vesting of Earned PSUs and RSUs. Except as provided in Section 6, and subject to the other terms and conditions of this Plan and the applicable award agreement, Earned PSUs and RSUs will vest on the date or dates specified in the applicable award agreement (each, a “Scheduled Vesting Date”). Unless otherwise set forth in the applicable award agreement, RSUs will be earned based solely on the Participant’s continued Employment through the end of the Performance Period.

B. Delivery. Except as provided in Section 6, AIG will deliver (or cause to be delivered) to the Participant Shares (or, at the election of AIG, cash equal to the Fair Market Value thereof) in respect of any Earned PSUs, RSUs, or portion thereof, as promptly as administratively practicable following the applicable Scheduled Vesting Date. Subject to Section 6, a Participant must be Employed on the applicable Scheduled Vesting Date in order to be entitled to receive a delivery of any portion of the Earned PSUs and RSUs.

C. Dividend Equivalents. Unless otherwise set forth in the applicable award agreement, in the event that any cash dividend is declared on Shares with a record date that occurs during the Dividend Equivalent Period (as defined below), the Participant will receive dividend equivalent rights in the form of additional PSUs or RSUs (or both if the Participant’s Award consists of both PSUs and RSUs) (the “Dividend Equivalent Units”) at the time such dividend is paid to AIG’s shareholders. The number of Dividend Equivalent Units that the Participant will receive at any such time will be equal to (1) the cash dividend amount per Share times (2) the number of PSUs and RSUs covered by the Participant’s Award (and, unless otherwise determined by AIG, any Dividend Equivalent Units previously credited under the Participant’s Award) that have not been previously settled through the delivery of Shares (or cash) prior to, such date, divided by the Fair Market Value of one Share on the applicable dividend record date. Each Dividend Equivalent Unit will constitute an unfunded and unsecured promise of AIG to deliver (or cause to be delivered) one Share (or, at the election of AIG, cash equal to the Fair Market Value thereof) in accordance with the Plan, and will vest and be settled or paid at the same time, and subject to the same terms and conditions (including, for PSUs, increase or decrease based on achievement of performance criteria in accordance with Section 4 above), as the PSUs and RSUs on which such Dividend Equivalent Unit was accrued. “Dividend Equivalent Period” means the period commencing on the date on which PSUs or RSUs were awarded to the Participant and ending on the last day on which Shares (or cash) are delivered to the Participant with respect to the Earned PSUs or RSUs.

6.	VESTING AND PAYOUT UPON TERMINATION OF EMPLOYMENT AND CORPORATE EVENTS

Except as otherwise provided in the applicable award agreement:

A. Termination Generally. Except as otherwise provided in this Section 6, if a Participant’s Employment is Terminated for any reason, then any unvested Awards, or parts thereof, shall immediately terminate and be forfeited.

B. Involuntary Termination, Retirement or Disability. Subject to Section 6.G, in the case of a Participant’s involuntary Termination without Cause, Retirement or Disability, the Participant’s outstanding Awards will immediately vest and the Shares (or cash) corresponding to the Earned PSUs (based on the performance for the whole Performance Period) or RSUs, as applicable, will be delivered to the Participant on the dates that the applicable Award would otherwise have been delivered if the Participant had continued to remain Employed. For the avoidance of doubt, an involuntary Termination without Cause as provided in this Section 6.B shall not include a resignation that a Participant may assert was a constructive discharge.

C. Qualifying Resignation. Subject to Section 6.G, in the case of a Participant’s Qualifying Resignation after the first year of a Performance Period, the Participant’s outstanding Awards will immediately vest and the Shares (or cash) corresponding to the Earned PSUs (based on the performance for the whole Performance Period) or RSUs, as applicable, will be delivered to the Participant on the dates that the applicable Award would otherwise have been delivered if the Participant had continued to remain Employed. For the avoidance of doubt, in the case of a Participant’s Qualifying Resignation during the first year of a Performance Period, the Participant’s Award shall immediately terminate and be forfeited.

D. Death. For outstanding Awards of PSUs, (1) in the case of a Participant’s death during a Performance Period or following a Performance Period but prior to the Committee’s adjudication of performance under Section 4.C, the Participant’s PSU Award will immediately vest and the Shares (or cash) corresponding to the Target PSUs will be delivered to the Participant’s estate as soon as practicable but in no event later than the end of the calendar year or, if later, within two and one-half months following the date of death and (2) in the case of a Participant’s death following the Committee’s adjudication of performance for a Performance Period under Section 4.C, the Participant’s PSU Award will immediately vest and the Shares (or cash) corresponding to the Earned PSUs (based on performance for the whole Performance Period) will be delivered to the Participant’s estate as soon as practicable but in no event later than the end of the calendar year or, if later, within two and one-half months following the date of death. For outstanding Awards of RSUs, in the case of a Participant’s death, the Participant’s outstanding unvested RSUs will immediately vest and the Shares (or cash) corresponding to the RSUs will be delivered to the Participant’s estate as soon as practicable but in no event later than the end of the calendar year or, if later, within two and one-half months following the date of death.

E. Change in Control. For outstanding Awards of PSUs, in the case of a Change in Control during a Performance Period and the Participant’s involuntary Termination without Cause within twenty-four (24) months following such Change in Control, the Participant shall receive Shares (or cash) corresponding to the Target PSUs, unless the Committee determines to use actual performance through the date of the Change in Control, and such Shares (or cash) will immediately vest. In the case of a Change in Control following a Performance Period and the Participant’s involuntary Termination without Cause within twenty-four (24) months following such Change in Control, the Participant shall receive Shares (or cash) corresponding to the Earned PSUs (based on performance for the whole Performance Period), and such Shares (or cash) will immediately vest. For outstanding Awards of RSUs, in the case of a Change in Control and the Participant’s involuntary Termination without Cause within twenty-four (24) months following such Change in Control, a Participant’s outstanding unvested RSUs will immediately vest. Any such amounts representing vested PSUs or RSUs will be delivered by the end of the calendar year or, if later, within two and one-half months following the Participant’s separation from service, provided that no delivery will be delayed as a result of the Change in Control.

F. Election to Accelerate or Delay Delivery. The Committee may, in its sole discretion, determine to accelerate or defer delivery of any Shares (or cash) underlying the Awards granted under the Plan or permit a Participant to elect to accelerate or defer delivery of any such Shares (or cash), in each case in a manner that conforms to the requirements of Section 409A and is consistent with the provisions of Section 8.E.

G. Release of Claims. In the case of a Participant’s involuntary Termination without Cause, Qualifying Resignation or Retirement, as a condition to receiving delivery of any Shares (or cash) under any Awards following such event, the Company will require the Participant to execute a release substantially in the form attached as Annex B (the “Release”), subject to any provisions that the Senior HR Attorney and the Senior Compensation Executive or their designee(s) may amend or add to the release in order to impose restrictive covenants requiring (x) confidentiality of information, non-disparagement and non-solicitation of Company employees for 12 months following the Termination, (y) in the case of a Qualifying Resignation, non-competition for twelve (12) months following the Termination, and z) in the case of an involuntary Termination without Cause of any Participant who is eligible to participate in the American International Group, Inc. 2012 Executive Severance Plan (as may be amended from time to time, and together with any successor plan, the “ESP”), or Retirement, non-competition for such periods as are generally specified herein. The Release for any Participant who is eligible to participate in the ESP shall be in the form of the release required by the ESP at the time of the Termination (including any non-competition covenants), modified to cover the payment of any Shares (or cash) under any Awards under this Plan as a result of the Participant’s involuntary Termination without Cause. Effective for Retirements on or after December 1, 2015, the Release will require non-competition for no less than six (6) months following the Retirement in order for the Participant to receive any Shares (or cash) under any Awards under this Plan. The Release or the ESP form of release must be executed by the Participant and become irrevocable, in the case of a Participant’s involuntary Termination without Cause, or Retirement, prior to or during the calendar year of the date on which a delivery of Shares (or cash) with respect to the Award is scheduled to be delivered pursuant to Section 5.B, and in the case of a Participant’s Qualifying Resignation, within 90 days following the Qualifying Resignation; provided that if the Release is executed after such time, the delivery of Shares (or cash) with respect to such calendar year will be forfeited; provided, further, that if the local laws of a country or non-U.S. jurisdiction in which Participant performs services render invalid or unenforceable all or a portion of the Release (subject to additional provisions as described above), the Senior HR Attorney and the Senior Compensation Executive or their designee(s) shall have the discretion to create a release that incorporates as much of the Release as possible while also complying with such local laws.

7.	ADMINISTRATION OF THIS PLAN

A. General. This Plan shall be administered by the Committee and the person or persons designated by the Committee to administer the Plan from time to time. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities. The Committee will have the power to interpret this Plan, to make regulations for carrying out its purposes and to make all other determinations in connection with its administration (including, without limitation, whether a Participant has become subject to Disability), all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. The Committee may, in its sole discretion, reinstate any Awards made under this Plan that have been terminated and forfeited because of a Participant’s Termination, if the Participant complies with any covenants, agreements or conditions that the Committee may impose; provided, however, that any delivery of Shares (or cash) under such reinstated Awards will not be made until the scheduled times set forth in this Plan.

B. Non-Uniform Determinations. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively with respect to persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants.

C. Determination of Employment. The Committee, with respect to any Participant under the purview of the Committee, and the Senior Compensation Executive, with respect to any other Participant, will have the right to determine the commencement or Termination date of a Participant’s Employment with the Company solely for purposes of this Plan, separate and apart from any determination as may be made by the Company with respect to the individual’s employment.

D. Amendments. The Committee will have the power to amend this Plan and any Performance Measures established pursuant to Section 4.B in any manner and at any time, including in a manner adverse to the rights of the Participants. The Committee shall also have the power, in its sole discretion, to reduce the amount of any RSUs, Target PSUs or Earned PSUs at any time including, for the avoidance of doubt, after the relevant Performance Period has ended. Notwithstanding the foregoing, the Committee’s rights and powers to amend the Plan shall be delegated to the Senior Compensation Executive who shall have the right to amend the Plan with respect to (1) amendments required by relevant law, regulation or ruling, (2) amendments that are not expected to have a material financial impact on the Company, (3) amendments that can reasonably be characterized as technical or ministerial in nature, or (4) amendments that have previously been approved in concept by the Committee. Notwithstanding the foregoing delegation, the Senior Compensation Executive shall not have the power to make an amendment to the Plan that could reasonably be expected to result in a termination of the Plan or a change in the structure or the powers, duties or responsibilities of the Committee, unless such amendment is approved or ratified by the Committee.

E. No Liability. No member of the Board of Directors of AIG (the “Board”) or any employee of the Company performing services with respect to the Plan (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made, in each case, in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid or Shares delivered by such Covered Person, with the Company’s approval, in settlement thereof, or paid or delivered by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (1) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (2) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (3) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Amended and Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

F. Clawback/Repayment. Notwithstanding anything to the contrary herein, Awards and any payments or deliveries under this Plan will be subject to forfeiture and/or repayment to the extent provided in (1) the AIG Clawback Policy, as in effect from time to time and (2) other agreements executed by a Participant.

8.	GENERAL RULES

A. No Funding. The Company will be under no obligation to fund or set aside amounts to pay obligations under this Plan. A Participant will have no rights to any Awards or other amounts under this Plan other than as a general unsecured creditor of the Company.

B. Tax Withholding. The delivery of Shares (or cash) under this Plan is conditioned on a Participant’s satisfaction of any applicable withholding taxes in accordance with Section 4.2 of the Omnibus Plan, as amended from time to time, or such similar provision of any successor stock incentive plan.

C. No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employee or group of employees of AIG or its subsidiaries.

D. No Effect on Benefits. Grants and the delivery of Shares (or cash) under this Plan will constitute a special discretionary incentive payment to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of AIG or any of its subsidiaries or under any agreement with the Participant, unless AIG or the subsidiary with which the Participant is Employed specifically provides otherwise.

E. Section 409A.

(1) Awards made under the Plan are intended to be “deferred compensation” subject to Section 409A, and this Plan is intended to, and shall be interpreted, administered and construed to, comply with Section 409A. The Committee will have full authority to give effect to the intent of this Section 8.E.

(2) If any payment or delivery to be made under any Award (or any other payment or delivery under this Plan) would be subject to the limitations in Section 409A(a)(2)(b) of the Code, the payment or delivery will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A.

(3) Each payment or delivery in respect of any Award will be treated as a separate payment or delivery for purposes of Section 409A.

F. Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

G. Entire Agreement. This Plan contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.

H. Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of this Plan, any determination, action or omission hereunder by the Committee or the Company or any amendment to this Plan.

I. No Third Party Beneficiaries. Except as expressly provided herein, this Plan will not confer on any person other than the Company and the Participant any rights or remedies hereunder. The exculpation and indemnification provisions of Section 7.E will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

J. Successor Entity; AIG’s Assigns. Unless otherwise provided in the applicable award agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of AIG with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such Successor Entity or a parent or subsidiary of such Successor Entity. The terms of this Plan will be binding and inure to the benefit of AIG and its successors and assigns.

K. Nonassignability. No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the award agreement. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 8.K will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Plan and the award agreements will be binding upon any permitted successors and assigns.

L. Right to Discharge. Nothing contained in this Plan or in any Award will confer on any Participant any right to be continued in the employ of AIG or any of its subsidiaries or to participate in any future plans.

M. Consent. If the Committee at any time determines that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award or the delivery of any Shares under this Plan, or the taking of any other action thereunder (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee; provided that if such consent has not been so effected or obtained as of the latest date provided by this Plan for payment of such amount or delivery and further delay is not permitted in accordance with the requirements of Section 409A, such amount will be forfeited and terminate notwithstanding any prior earning or vesting.

The term “consent” as used in this paragraph with respect to any plan action includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.

N. Subject to Any AIG Section 162(m) Plan. AIG may, in any year, propose a Section 162(m) compliant performance incentive award plan (the “AIG Section 162(m) Plan”). If an AIG Section 162(m) Plan is proposed and approved by AIG stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), this Plan will function as a sub-plan under the AIG Section 162(m) Plan, whereby performance compensation amounts payable under the AIG Section 162(m) Plan can be paid in part by accruing awards with respect to a Performance Period.

O. No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Participant on account of the failure of any Award or amount payable under this Plan to (1) qualify for favorable United States or foreign tax treatment or (2) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

9.	DISPUTES

A. Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The Plan shall also be subject to all applicable non-U.S. laws as to Participants located outside of the United States. In the event that any provision of this Plan is not permitted by the local laws of a country or jurisdiction in which a Participant performs services, such local law shall supersede that provision of this Plan with respect to that Participant. The benefits to which a Participant would otherwise be entitled under this Plan may be adjusted or limited to the extent that the Senior HR Attorney and the Senior Compensation Executive or their designee(s) determine is necessary or appropriate in light of applicable law or local practice.

B. Arbitration. Subject to the provisions of this Section 9, any dispute, controversy or claim between the Company and a Participant, arising out of or relating to or concerning this Plan or any Award, will be finally settled by arbitration. Participants who are subject to an Employment Dispute Resolution Program (“EDR

Program”) maintained by AIG or any affiliated company of AIG, will resolve such dispute, controversy or claim in accordance with the operative terms and conditions of such EDR Program, and to the extent applicable, the employment arbitration rules of the American Arbitration Association (“AAA”). Participants who are not subject to an EDR Program shall arbitrate their dispute, controversy or claim in New York City before, and in accordance with the employment arbitration rules of the AAA, without reference to the operative terms and conditions of any EDR Program. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee. Either the Company or a Participant may seek injunctive relief from the arbitrator. Notwithstanding any other provision in this Plan, the Company or a Participant may apply to a court with jurisdiction over them for temporary, preliminary or emergency injunctive relief that, under the legal and equitable standards applicable to the granting of such relief, is necessary to preserve the rights of that party pending the arbitrator’s modification of any such injunction or determination of the merits of the dispute, controversy or claim.

C. Jurisdiction. The Company and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award that is not otherwise arbitrated or resolved according to Section 9.B. The Company and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant’s relationship with the Company, that the agreement as to forum is independent of the law that may be applied in the action, suit or proceeding and that such forum shall apply even if the forum may under applicable law choose to apply non-forum law.

D. Waiver. The Company and each Participant waive, to the fullest extent permitted by applicable law, any objection which the Company and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 9.C. The Company and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any Award in any forum other than a forum described in Section 9.C. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this Section 9. The Company and each Participant agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Company.

E. Service of Process. Each Participant irrevocably appoints the Secretary of AIG at 80 Pine Street, New York, New York 10005, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any Award that is not otherwise arbitrated or resolved according to Section 9.B. The Secretary will promptly advise the Participant of any such service of process.

F. Confidentiality. Each Participant must keep confidential any information concerning any grant or Award made under this Plan and any dispute, controversy or claim relating to this Plan, except that (i) a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute) or (ii) a Participant may disclose information regarding an Award to the Participant’s personal lawyer or tax accountant, provided that such individuals agree to keep the information confidential. Nothing herein shall prevent the Participant from making or publishing any truthful statement (1) when required by law, subpoena or court order, (2) in the course of any legal, arbitral or regulatory proceeding, (3) to any governmental authority, regulatory agency or self-regulatory organization, or (4) in connection with any investigation by the Company.

10.	TERM OF PLAN

The Plan is effective as of January 1, 2017 and will continue until suspended or terminated by the Committee in its sole discretion; provided, however, that the existence of the Plan at any time or from time to time does not guarantee or imply the payment of any Awards hereunder, or the establishment of any future plans or the continuation of this Plan. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A.

Annex A

Glossary of Terms

“Cause” means (1) a Participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (2) a Participant’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities Exchange Act of 1934); (3) a Participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or affiliates is a member; or (4) a Participant’s material violation of the Company’s codes or conduct or any other AIG policy as in effect from time to time. The determination as to whether “Cause” has occurred shall be made by the Committee, with respect to any Participant under the purview of the Committee, or the Senior Compensation Executive, with respect to any other Participant, in each case, in its or his or her sole discretion. The Committee or Senior Compensation Executive, as applicable, shall also have the authority in its sole discretion to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”

“Change in Control” means the occurrence of any of the following events:

(1) individuals who, on January 1, 2017, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2017, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of AIG’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of AIG as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(2) Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AIG representing 50% or more of the combined voting power of AIG’s then outstanding securities eligible to vote for the election of the Board (“AIG Voting Securities”); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control by virtue of an acquisition of AIG Voting Securities: (A) by AIG or any subsidiary of AIG (B) by any employee benefit plan (or related trust) sponsored or maintained by AIG or any subsidiary of AIG or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(3) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving AIG (a “Business Combination”) that results in any person (other than the United States Department of Treasury) becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination;

(4) The consummation of a sale of all or substantially all of AIG’s assets (other than to an affiliate of AIG); or

(5) AIG’s stockholders approve a plan of complete liquidation or dissolution of AIG.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the AIG Voting Securities as a result of the acquisition of AIG Voting Securities by AIG which reduces the number of AIG Voting Securities outstanding; provided that if after such acquisition by AIG such person becomes the beneficial owner of additional AIG Voting Securities that increases the percentage of outstanding AIG Voting Securities beneficially owned by such person, a Change in Control shall then occur.

“Disability” means that a Participant, who after receiving short term disability income replacement payments for six months, (i) is determined to be disabled in accordance with the Company’s long term disability plan in which employees of the Company are generally able to participate, if one is in effect at such time, to the extent such disability complies with 26 C.F.R. §1.409A-3(i)4(i)(B), or (ii) to the extent such Participant is not participating in the Company’s long term disability plan, or no such long term disability plan exists, is determined to have medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as determined by, as applicable, the Company’s long term disability insurer or the department or vendor directed by the Company to determine eligibility for unpaid medical leave.

“Employed” and “Employment” means (a) actively performing services for the Company, (b) being on a Company-approved leave of absence, whether paid or unpaid, or (c) receiving long term disability benefits, in each case while in good standing with the Company.

“Qualifying Resignation” for a Participant means voluntary Termination initiated by the Participant (while such Participant is in good standing with the Company), that would not otherwise satisfy the definition of Retirement below, after attainment of age plus years of service equal to 60; provided that such Termination occurs on or after age 50 with at least five years of service.

“Retirement” for a Participant means voluntary Termination initiated by the Participant (while such Participant is in good standing with the Company) (i) on or after age 60 with five years of service or (ii) on or after age 55 with 10 years of service

“Senior Compensation Executive” means the Company’s most senior executive whose responsibility it is to oversee the Corporate Compensation Department. In the event that no individual holds such position, “Senior Compensation Executive” will instead refer to the Company’s most senior executive whose responsibility it is to oversee the global Human Resources Department.

“Senior HR Attorney” means the Company’s most senior attorney whose responsibility it is to oversee Human Resource/employment matters.

“Termination” or “Terminate,” with respect to a Participant, means the termination of the Participant’s Employment.

Annex B

Form of Release Referred to in Section 6.G of the Plan.

NOT personalized to each Participant.

(1) [Employee Name] (“Employee”), for good and sufficient consideration, the receipt of which is hereby acknowledged, hereby waives and forever releases and discharges any and all claims of any kind Employee may have against American International Group, Inc., its affiliate or subsidiary companies (“AIG”), or any officer, director or employee of, or any benefit plan sponsored by, any such company (collectively, the “Released Parties”) which arise from Employee’s employment with any of the Released Parties or the termination of Employee’s employment with any of the Released Parties. [Specifically, but without limiting that release, Employee hereby waives any rights or claims Employee might have pursuant to the Age Discrimination in Employment Act of 1967, as amended (the “Act”) and under the laws of any and all jurisdictions, including, without limitation, the United States. Employee recognizes that Employee is not waiving any rights or claims under the Act that may arise after the date that Employee executes this Release.] Nothing herein modifies or affects any vested rights that Employee may have under the [American International Group, Inc. Retirement Plan, or the American International Group, Inc. Incentive Savings Plan] [and other plans applicable to Employee]; nor does this Release confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans).

(2) Employee acknowledges that Employee has not filed any complaint, charge, claim or proceeding, if any, against any of the Released Parties before any local, state or federal agency, court or other body (each individually a “Proceeding”). Employee represents that Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.

(3) Employee acknowledges and agrees that Employee has complied with and will continue to comply with the non-disparagement, non-solicitation and confidentiality provisions set forth in the Employee’s award agreement pursuant to Section 3.D of the Plan, [a copy of which is attached hereto as Exhibit A], [for Retirements or Qualifying Resignations; and further agrees that during the period commencing on the date of the Employee’s [Retirement/Qualifying Resignation] and ending on the [for Retirements, 6-month][for Qualifying Resignations, 12-month] anniversary of such date, the Employee shall not, directly or indirectly:

(a) Engage in any “Competitive Business” (defined below) for the Employee’s own account;

(b) Enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c) Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d) Interfere with business relationships between AIG and customers or suppliers of, or consultants to AIG.

(e) For purposes of this Section X, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does such business:

(i) The property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance;

(ii) The life and accident and health insurance business;

(iii) The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that AIG as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any AIG Insurance Product;

(iv) The investment and financial services business, including retirement services and mutual fund or brokerage services; or

(v) Any other business that as of such date is a direct and material competitor of one of AIG’s businesses.

(4) Employee further agrees that AIG’s remedies at law for a breach or threatened breach of any of the non-disparagement, non-solicitation and confidentiality provisions in the Employee’s award agreement [and for the non-competition covenant set forth above] would be inadequate. In recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief from a court of competent jurisdiction in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available;

(5) [Employee acknowledges and understands that Employee is hereby being advised to consult with an attorney prior to executing this Release. Employee also acknowledges and understands that Employee has [twenty-one (21)] days to consider the terms of this Release before signing it. However, in no event may Employee sign this Release before Employee’s termination date.]

(6) [Upon the signing of this Release by Employee, Employee understands that Employee shall have a period of seven (7) days following Employee’s signing of this Release in which Employee may revoke this Release. Employee understands that this Release shall not become effective or enforceable until this seven (7) day revocation period has expired, and that neither the Released Parties nor any other person has any obligation [pursuant to the American International Group, Inc. 2013 Long Term Incentive Plan] until eight (8) days have passed since Employee’s signing of this Release without Employee having revoked this Release. If Employee revokes this Release, Employee will be deemed not to have accepted the terms of this Release.]

(7) Any dispute arising under this Release shall be governed by the law of the State of New York, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

DATE	[Employee]